Exhibit 4.6

AMENDMENT NO. 5 TO LOAN AND SECURITY AGREEMENT

This AMENDMENT NO. 5 TO LOAN AND SECURITY AGREEMENT (this “Amendment”) dated as of May 19, 2011 is by and among Keystone Consolidated Industries, Inc., a Delaware corporation (“Keystone”), Engineered Wire Products, Inc., an Ohio corporation (“EWP”), Keystone-Calumet, Inc., a Delaware corporation (“KCI”), F V Steel and Wire Company, a Wisconsin corporation (“F V Steel” and, together with Keystone, EWP and KCI each individually a “Borrower” and collectively, “Borrowers”), Keystone Energy Resources, LLC, a Delaware limited liability company (“KER”), the parties hereto as lenders (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined) and Wells Fargo Capital Finance, LLC (f/k/a Wachovia Capital Finance Corporation (Central)), in its capacity as agent for Lenders (in such capacity, “Agent”).  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement (defined below).

R E C I T A L S:

WHEREAS, Borrowers, the Agent and the Lenders have entered into that certain Loan and Security Agreement dated as of August 31, 2005 (as amended, the “Loan Agreement”);

WHEREAS, Borrowers have requested that Agent and Lenders agree to a certain amendment to the Loan Agreement as set forth herein; and

WHEREAS, Agent and Lenders have agreed to such amendment upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1 Amendments to the Loan Agreement.  Immediately upon the satisfaction of each of the conditions precedent set forth in Section 2 below, the Loan Agreement is hereby amended as follows:

(a) The definition of “Fixed Charges” set forth in Section 1 of the Loan Agreement is hereby amended and restated to read as follows:

“Fixed Charges” means, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid or payable during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period including scheduled payments with respect to Capital Leases, plus (c) income taxes paid or payable in cash during such fiscal period, plus (d) all dividend payments and payments made to repurchase Capital Stock during such fiscal period (excluding dividends and payments to the extent funded with proceeds from equity issuances), plus (e) all unfinanced Capital Expenditures made in such fiscal period.  This definition of Fixed Charges shall exclude any prepayment made in respect of the Peoria Debt.”

SECTION 2 Conditions to Effectiveness.  The effectiveness of the amendment set forth in Section 1 above is subject to the satisfaction of each of the following conditions and in each case in form and substance, and with results, satisfactory to Agent:

(a) Agent shall have received a duly executed counterpart of this Amendment from Borrowers, KER and Lenders.

SECTION 3 Representations, Warranties and Covenants.  In order to induce Agent and Lenders to enter into this Amendment, Borrowers and KER represent, warrant and covenant to Agent and Lenders, upon the effectiveness of this Amendment, which representations, warranties and covenants shall survive the execution and delivery of this Amendment that:

(a) No Default; etc.  No Default or Event of Default has occurred and is continuing after giving effect to this Amendment or would result from the execution or delivery of this Amendment or the consummation of the transactions contemplated hereby.

(b) Corporate or Limited Liability Company Power and Authority; Authorization.  Each Borrower and KER have the power and authority to execute and deliver this Amendment and to carry out the terms and provisions of the Financing Agreements, as amended by this Amendment, to which they are a party and the execution and delivery by such Borrower and KER of this Amendment, and the performance by such Borrower and KER of their obligations hereunder have been duly authorized by all requisite action by such Borrower and KER.

(c) Execution and Delivery.  Each Borrower and KER have duly executed and delivered this Amendment.

(d) Enforceability.  This Amendment constitutes the legal, valid and binding obligations of each Borrower and KER, enforceable against each Borrower and KER in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ right generally, and by general principles of equity.

(e) Representations and Warranties.  All of the representations and warranties contained in the Financing Agreements (other than those which speak expressly only as of a different date) are true and correct as of the date hereof after giving effect to this Amendment and the transactions contemplated hereby.

SECTION 4 Miscellaneous.

(a) Effect; Ratification.  Borrowers acknowledge that all of the reasonable legal expenses incurred by Agent in connection herewith shall be reimbursable under Section 9.23 of the Loan Agreement.  The amendments set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of any Financing Agreement or (ii) prejudice any right or rights that any Lender may now have or may have in the future under or in connection with any Financing Agreement.  Each reference in the Financing Agreements to “this Agreement”, “herein”, “hereof” and words of like import shall mean such Financing Agreement as amended hereby.  This Amendment shall be construed in connection with and as part of the Financing Agreements and all terms, conditions, representations, warranties, covenants and agreements set forth in the Financing Agreements, except as herein amended are hereby ratified and confirmed and shall remain in full force and effect.

(b) Counterparts; etc.  This Amendment may be executed in any number of counterparts, each such counterpart constituting an original but all together one and the same instrument.  Delivery of an executed counterpart of this Amendment by fax shall have the same force and effect as the delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by fax shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Amendment.

(c) Governing Law.  This Amendment shall be deemed a Financing Agreement and shall be governed by, and construed and interpreted in accordance with the internal laws of the State of Illinois but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Illinois.

(d) Reaffirmation.  Each Borrower and KER reaffirms all of its obligations under Section 14 of the Loan Agreement as a guarantor of the Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, Agent, Lenders, Borrowers and KER have caused this Amendment No. 5 to Loan and Security Agreement to be duly executed as of the day and year first above written.

BORROWERS:

KEYSTONE CONSOLIDATED INDUSTRIES, INC.

By:    /s/ Bert E. Downing, Jr.
Title:  Vice President

ENGINEERED WIRE PRODUCTS, INC.

By:    /s/ Bert E. Downing, Jr.
Title:  Vice President

F V STEEL AND WIRE COMPANY

By:    /s/ Bert E. Downing, Jr.
Title:  Vice President

KEYSTONE-CALUMET, INC.

By:    /s/ Bert E. Downing, Jr.
Title:  Vice President

Agreed and Acknowledged by:

KEYSTONE ENERGY RESOURCES, LLC

By:    /s/ Bert E. Downing, Jr.
Title:  Vice President

AGENT AND LENDERS:

WELLS FARGO CAPITAL FINANCE, LLC, as Agent and a Lender

By: /s/ Laura Dixon
Title: Vice President